AMENDED AND RESTATED ARTICLES OF INCORPORATION
               OF ENVIRONMENTAL PLUS, INCORPORATED


                            ARTICLE I
                            ---------

     Pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, the undersigned corporation hereby adopts the following Amended and Restated Articles of Incorporation which accurately copy the Amended and Restated Articles of Incorporation and all amendments thereto that are in effect to date and as further amended by such Amended and Restated Articles of Incorporation as are hereinafter set forth which contain no other change in any provisions thereof.

                           ARTICLE II
                           ----------

     The following amendments to the Articles of Incorporation were adopted by the shareholders of the corporation on April
17th, 1998, in conformity with the provisions of the Texas
Business Corporation Act:

     1.   The name of the corporation was changed to TTI
Industries, Incorporated.

     2.   A ten-to-one reverse stock split was effected.

     3.   The par value of the common stock was changed to $0.01.

     4. The principal and registered office and registered agent were changed.

     The amendments alter or change Article I of the Amended and Restated Articles of Incorporation. Article XIV has been added to the Amended and Restated Articles of Incorporation. The following accurately copies the Articles of Incorporation and all amendments thereto that are in effect as of the date hereof and as further amended by these Amended and Restated Articles of Incorporation and the following contains no other changes in any provision thereof:

                            ARTICLE I
                            ---------

          The name of the corporation is TTI Industries, Incorporated.

                           ARTICLE II
                           ----------

          The principal and registered office of the corporation in the State of Texas is located at 3838
     Oak Lawn Avenue, Suite 1000, Dallas, Texas 75219. The name and address of its registered agent is Frank
     Harrison, Sr.

                           ARTICLE III
                           -----------

          The corporation may engage in any lawful act, activity and/or business for which corporation may be organized under the corporation laws of the State of Texas. The Corporation will not commence business until it has received consideration of $1,000 for the issuance of its shares.

                           ARTICLE IV
                           ----------

          The total number of shares of common stock which the Corporation shall have the authority to issue is one hundred million (100,000,000), each of which shall have a par value of $0.01. The Corporation's authority to issue shares of preferred stock is set forth in
     Article XIII below.

                            ARTICLE V
                            ---------

          Pre-emptive rights are expressly denied. No shareholder shall have the right to cumulate his votes at any election for directors of this Corporation.

                           ARTICLE VI
                           ----------

          The members of the governing board shall be styled directors and the number thereof shall be fixed as provided in the Bylaws of the Corporation. The number so fixed by the Bylaws may be increased or decreased from time to time as provided therein.

          The name and post office address of the current
     Board of Directors, which shall consist of at least one member, are as follows:

     NAME                        POST OFFICE ADDRESS

George Davis                     Route 1, Box 41
                                 Farm Road 2089
                                 Overton, Texas  75684

J. D. Davenport                  Route 1, Box 41
                                 Farm Road 2089
                                 Overton, Texas  75684

Charles White                    Route 1, Box 41
                                 Farm Road 2089
                                 Overton, Texas  75684


                           ARTICLE VII
                           -----------

          The Company shall have perpetual existence.

                          ARTICLE VIII
                          ------------

          Section 1.  The Board of Directors is expressly
     authorized to make, alter or amend the Bylaws of the Corporation.

          Section 2. Authority is hereby expressly granted to and vested in the Board of Directors to issue (i) notes, bonds, debentures, warrants and other obligations of the Corporation which may be convertible into stock of any class or classes of securities as the Board of Directors may approve and (ii) such warrants or other evidence of optional rights to purchase and/or subscribe to stock of any such class or classes of securities; all of which to be so issued and convertible upon such terms and conditions and in such manner as may be fixed and stated by the resolution or resolutions of the Board of Directors from time to time adopted providing for the issuance thereof.

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

          Section 3.  The Board of Directors shall be
     authorized to exercise all such powers and do all things and acts as may be exercised or done by the Corporation, subject to the provisions of the laws of the State of Texas, of these Articles of Incorporation and of the Bylaws of the Corporation.

                           ARTICLE IX
                           ----------

          No contract or other transaction between the Corporation and any other corporation and no other act of the Corporation shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the stockholders, directors or officers of the Corporation are pecuniarily or otherwise interested in such contract, transaction, or other act, or are stockholders, directors or officers of such Corporation. Any stockholder, director or officer of the Corporation, individually, or any firm or association is so interested shall be disclosed or shall have been known to the Board of Directors or a majority of such members thereof as shall be present at any meeting of the Board of Directors at which action upon any such contract or transaction shall be taken; and any director of the Corporation who is a stockholder, director or officer of such other corporation or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or transaction and may vote thereat to authorize any such contract or transaction with like force and effect as if he were not such stockholder, director or officer of such other corporation or not so interested; every stockholder, director or officer of the Corporation being hereby relieved from any disability which might otherwise prevent him from carrying out transactions with or contracting with the Corporation for the benefit of himself or any firm or corporation, association, trust or organization in which or with which he may be in any wise interested or connected.

                            ARTICLE X
                            ---------

          The Corporation shall indemnify its officers and directors and may indemnify its other employees or agents to the full extent permitted by law if any such person was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Such right of indemnification shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of shareholders or otherwise.

                           ARTICLE XI
                           ----------

          No director of the Corporation shall be liable to the Corporation or any of its shareholders or member for monetary damages for an act or omission in the director's capacity as a director provided, however, that the limitation of liability contained in this
     Article XI shall not eliminate or limit the liability of a director for:

     1. A breach of a director's duty of loyalty to the Corporation or its shareholders or members;

     2. An act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

     3. A transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office;

     4. An act or omission for which the liability of a director is expressly provided for by statute; or

     5. An act related to an unlawful stock repurchase or payment of a dividend.

                           ARTICLE XII
                           -----------

          The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred upon stockholders herein are created subject to these reservations.

                          ARTICLE XIII
                          ------------

          The total number of shares of preferred stock which the Corporation shall have the authority to issue is one hundred million (100,000,000), each of which shall have a par value of $1.00.

          Authority is expressly granted to and vested in the Board of Directors of the Corporation to provide for the issuance of the preferred stock in one or more series and in connection therewith to fix by resolutions providing for the issue of such series the number of shares to be included in such series and the designations and such voting powers, full or limited, or no voting powers, and such of the preferences and relative, participating, option or special rights, and the qualifications, limitations or restrictions thereof, of such series of preferred stock, to the full extent now or hereafter permitted by the laws of the State of Texas.

                           ARTICLE XIV
                           -----------

          Each ten (10) shares of previously authorized common stock of the corporation, par value 0.001 per share, issued and outstanding immediately prior to the time of the filing and recording of these Amended and Restated Articles of Incorporation (the "Amendment") with the Office of the Secretary of State of the State of Texas shall thereby and thereupon automatically be combined without any further action into one (1) validly issued, fully paid and nonassessable share of common stock of the corporation, par value $0.01 per share. Further, every right, option and warrant to acquire ten (10) shares of common stock of the corporation, outstanding immediately prior to the time of filing and recording of the Amendment in the Office of the Secretary of State of the State of Texas, shall thereby and thereupon automatically be converted without any further action into the right to acquire one (1) share of common stock of the corporation, upon the terms of the right, option or warrant, except that the purchase price of the common stock, upon exercising the right, option or warrant, shall be proportionately increased. The corporation shall not issue fractional shares with respect to the combination or conversion. To the extent that a shareholder holds a number of shares of common stock immediately prior to the filing and recording of the Amendment that is not evenly divisible by ten (10), such shareholder shall receive one additional share of common stock for each fractional share otherwise issuable. The number of shares of authorized common stock of the corporation will remain at 100,000,000 and will not be affected by the Amendment.

                           ARTICLE III
                           -----------

     The number of shares of the Corporation outstanding at the time of such adoption was 40,371,873 shares of common stock and 749,000 shares of preferred stock; and the number of shares entitled to vote thereon was 40,371,873 shares of common stock and 749,000 shares of preferred stock. The holders of shares of common stock and preferred stock were each entitled to vote on the amendments as a class.

     ARTICLE IV

                           ----------

     The number of shares voted for such amendments, and the number of shares voted against such amendments, were as follows:

       CLASS            SHARES VOTED FOR    SHARES VOTED AGAINST

    Common stock           33,842,837              29,280

  Preferred stock           749,000                   0




     Executed to be effective as of May 1, 1998.





                                   /s/ GEORGE DAVIS
                                   ------------------------------
                                   George Davis,
                                   Chairman of the Board and
                                      Chief Executive Officer